Exhibit 99.1        Press Release dated February 2, 2017

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its fourth quarter 2016 results.

Results of Operations for the Three Months Ended December 31, 2016, Compared with the Three Months Ended December 31, 2015

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the three months ended December 31, 2016, against the results of operations for the three months ended December 31, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number except for the estimate for the full-year 2017 gross profit margin below.

Overview

Net sales increased 8% to $200.2 million from $184.8 million. The Company had net income of $17.4 million compared to $14.7 million. Diluted net income per common share was $0.36 compared to $0.30.

Net sales

The Company's net sales increased in all segments.

•	Segment net sales:

◦
North America – Net sales increased 9% mostly due to increased unit sales volumes in the United States on improved economic activity as well as an increase in average net sales unit prices. Canada's net sales were not significantly affected by foreign currency translation.

◦
Europe – Net sales increased 1% mostly due to increased unit sales volumes as average net sales unit prices were relatively flat. Europe's net sales were negatively affected by approximately $1.1 million in foreign currency translations, primarily due to the weakening of the British pound against the United States dollar.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, contractor distributors and lumber dealers increased, primarily due to increased home construction activity, while net sales to home centers decreased.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% and 84% of the Company's total net sales in the fourth quarters of 2016 and 2015, respectively.

◦
Concrete construction product sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% and 16% of the Company's net sales in the fourth quarters of 2016 and 2015, respectively.

Gross profit

Gross profit increased to $95.0 million from $82.8 million. Gross profit as a percentage of net sales increased to 47% from 45%.

•
North America – Gross profit margin increased to 49% from 47%, primarily due to a decrease in material costs and an increase in average net sales unit price, partly offset by increases in factory overhead, primarily due to expenses related to the build out of the West Chicago facility, and labor, each as a percentage of sales.

•	Europe – Gross profit margin increased to 37% from 34%, as a result of decreases in material costs and shipping costs, partly offset by an increase in labor costs, each as a percentage of net sales.

•
Product group – The gross profit margins, including some inter-segment expenses, that are eliminated in consolidation, and excluding other expenses that are not allocated according to product group, increased to 48% from 45% for wood construction products and increased to 32% from 29% for concrete construction products.

•	Steel prices – The Company currently anticipates that, subject to changing economic conditions, it is possible that steel prices will rise during the first quarter of 2017.

Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2017 gross profit margin will be between approximately 46.5% and 47.5%.

Research and development and engineering expense

Research and development and engineering expense increased 8% to $12.4 million from $11.5 million, primarily due to increases of $0.4 million in cash profit sharing expense, on increased profits and $0.2 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016. The remainder of the increase was primarily due to the write-off of software development costs of $2.0 million in 2016 versus $1.8 million in 2015 all of which occurred in the North America segment.

Selling expense

Selling expense increased to $24.0 million from $22.5 million, primarily due to increases of $0.9 million in personnel costs, $0.6 million in advertising costs, $0.2 million in cash profit sharing and sales commission expenses, mostly due to increased profits, $0.2 million in depreciation expense, and $0.1 million in charitable donations, partly offset by a decrease of $0.6 million in professional fees.

•
North America – Selling expense increased $1.2 million, primarily due to increases of $0.7 million in advertising costs, $0.7 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, $0.2 million in depreciation expense and $0.1 million in charitable donations, partly offset by a decrease of $0.6 million in professional fees.

•
Europe – Selling expense increased $0.3 million, primarily due to increases of $0.1 million in cash profit sharing and sales commission expenses, and $0.1 million in personnel costs, mostly related to the addition of staff, partly offset by a decrease of $0.2 million in advertising expense.

General and administrative expense

General and administrative expense increased 22% to $32.4 million from $26.6 million primarily due to increases of $1.6 million in legal and professional fees, primarily related to acquisition activities, shareholder engagement and board initiatives, such as changes to executive compensation and corporate governance, $1.5 million in stock-based compensation, $0.8 million in cash profit sharing expense on increased profits, $0.6 million in software licensing and maintenance fees, and $0.4 million in contingent compensation, related to prior acquisitions made in Europe, as well as a $1.1 million increase in net foreign currency losses, partly offset by decreases of $0.3 million in bad debt reserve and $0.2 million in facility rent and maintenance expense.

•
North America – General and administrative expense increased $4.4 million, primarily due to increases of $0.7 million in stock-based compensation, $0.7 million in cash profit sharing expense on increased profits, $0.7 million in legal and professional fees, $0.6 million in software licensing and maintenance fees, and $0.1 million in facility rent and maintenance expense, as well as a $0.8 million increase in net foreign currency losses, partly offset by a $0.3 million decrease of in bad debt reserve.

•
Europe – General and administrative expense increased $2.3 million, primarily due to increases of $1.0 million in legal and professional fees, $0.4 million in contingent consideration, related to prior acquisitions, $0.1 million in cash profit sharing expense, and $0.4 million in net foreign currency losses.

•
Asia/Pacific – General and administrative expense decreased $0.8 million, primarily due to decreases of $0.3 million in facility rent and maintenance expense, related to the sales office closures in 2015, and $0.1 million in legal and professional fees as well as a net increase of $0.1 million in net foreign currency gains.

•	Administrative and All Other – General and administrative expense increased, primarily due to an increase of $0.8 million in stock-based compensation.

Income taxes

The Company's effective income tax rate decreased to 33% from 34% primarily due to reduced operating losses in the Asia/Pacific segment, for which no income tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2017 effective tax rate will be between 36% and 37%.

Results of Operations for the Year Ended December 31, 2016, Compared with the Year Ended December 31, 2015

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the twelve months ended December 31, 2016, against the results of operations for the twelve months ended December 31, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number.

Overview

Net sales increased 8% to $860.7 million in 2016 from $794.1 million in 2015. The Company had net income of $89.7 million compared to $67.9 million. Diluted net income per common share was $1.86 compared to $1.38.

Net sales

The Company's net sales increased in both North America and Europe segments.

•	Segment net sales:

◦
North America – Net sales increased 10%, mostly due to increased unit sales volumes on improved economic activity as well as a slight increase in average net sales unit prices in both the United States and Canada. Canada's net sales were negatively affected by approximately $1.2 million in foreign currency translation, due to the weakening of the Canadian dollar against the United States dollar.

◦
Europe – Net sales increased 3%, mostly due to increased unit sales volumes, partly offset by a decrease in average net sales unit prices. Europe's net sales were negatively affected by approximately $3.1 million primarily due to the weakening of the British pound against the United States dollar.

◦
Asia/Pacific – Net sales decreased 21%, primarily due to the effects of the closing of sales offices in China, Thailand and Dubai late in the first quarter of 2015, which accounted for an approximately $4.1 million decrease in consolidated net sales.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, lumber dealers, contractor distributors and home centers increased, primarily due to increased home construction activity.

◦	Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of the Company's total net sales in both 2016 and 2015.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of the Company's total net sales in both 2016 and 2015.

Gross profit

Gross profit increased to $412.5 million from $358.9 million. Gross profit as a percentage of net sales increased to 48% from 45%.

•	North America – Gross profit margin increased to 49% from 47%, primarily as a result of a decrease in material costs, as a percentage of sales and an increase in average net sales unit price.

•	Europe – Gross profit margin increased to 40% from 38%, primarily as a as a result of decreases in material costs and factory overhead costs, each as a percentage of sales.

•
Product group – The gross profit margins, including some inter-segment expenses, that are eliminated in consolidation, and excluding other expenses not allocated according to product group, increased to 49% from 47% for wood construction products and increased to 35% from 31% for concrete construction products.

Research and development and engineering expense

Research and development and engineering expense was $46.2 million in both 2016 and 2015, where increases of $2.3 million in cash profit sharing expense on increased profits, $0.7 million in personnel costs, $0.5 million in supply costs, $0.4 million in computer costs and $0.1 in stock-based compensation, were offset by decreases of $4.2 million in non-reoccurring write-offs of software development projects, most of which occurred in the North America segment.

Selling expense

Selling expense increased 8% to $98.3 million from $90.7 million, primarily due to increases of $5.0 million in personnel costs, $2.6 million in cash profit sharing expense on increased profits, and $0.5 million in advertising expense, partly offset by a decrease of $0.8 million in professional fees.

•
North America – Selling expense increased $6.4 million, primarily due to increases of $4.4 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, $2.3 million in cash profit sharing expense and $0.5 million in advertising expense, partly offset by a decrease of $1.0 million in professional fees.

•
Europe – Selling expense increased $1.9 million, primarily due to increases of $1.2 million in personnel costs, mostly related to the addition of staff, and $0.2 million in cash profit sharing expense.

•	Asia/Pacific – Selling expense decreased $0.6 million, primarily due to a decrease of $0.6 million in personnel costs, related to closing three sales offices and downsizing one sales office in 2015.

General and administrative expense

General and administrative expense increased 14% to $129.2 million from $113.4 million, primarily due to increases of $5.4 million in cash profit sharing expense on increased profits, $4.0 million in legal and professional fees, primarily related to acquisition activities, shareholder engagement and board initiatives, such as changes to executive compensation and corporate governance, $2.2 million in stock-based compensation, $1.8 million in computer and information technology expense, $1.1 million in personnel costs, and $0.4 million in contingent compensation related to prior acquisitions made in Europe, as well as a $0.9 million increase in net foreign currency losses, partly offset by decreases of $0.6 million in bad debt reserve and $0.1 million in facility rent and maintenance expense.

•
North America – General and administrative expense increased $14.6 million, primarily due to increases of $4.9 million in cash profit sharing expense, $2.5 million in legal and professional fees, $2.3 million in personnel costs, $1.8 million in computer and information technology expense, $1.1 million in stock-based compensation, and $0.5 million of in facility rent and maintenance expense, as well as a $0.9 million increase in net foreign currency losses, partly offset by a decrease of $0.4 million in bad debt reserve.

•
Europe – General and administrative expense increased $3.3 million, primarily due to increases of $1.6 million in legal and professional fees related to acquisition activities, $0.6 million in personnel costs, and $0.4 million in contingent compensation related to prior acquisitions, partly offset by a decrease of $0.2 million in stock-based compensation and $0.2 million in bad debt reserve.

•
Asia/Pacific – General and administrative expense decreased $3.0 million, primarily due to decreases of $1.7 million in personnel costs, $0.6 million in facility rent and maintenance expense and $0.2 million in legal and professional fees, each related to the sales office closures in 2015.

•	Administrative and All Other – General and administrative expense increased, primarily due to increases of $1.3 million in stock-based compensation and $0.4 million in cash profit sharing expense.

Income taxes

The Company's effective income tax rate decreased to 35% from 38%, primarily due to reduced operating losses in the Asia/Pacific segment, for which no tax benefit was recorded.

Recent Acquisitions

CG Visions, Inc. ("CG Visions") was acquired in January 2017 for up to approximately $21.5 million, including an earn-out of $2.15 million subject to meeting sales targets, and subject to specified holdback provisions and post-closing adjustment. CG Visions was founded in 2000 to bring new ideas and experience in the digital media and construction fields. The CG Visions team developed its building information modeling (“BIM”) technology, estimation tools and software solutions to assist builders to be more efficient and cost-effective. CG Visions also provides BIM consulting services. CG Visions provides its scalable technologies and services to a number of the top 100 mid-sized to large builders in the United States of America.

Based on preliminary unaudited information received from CG Visions’ management team, the Company currently believes that for the fiscal year ended December 31, 2016, CG Visions had approximately $5.9 million in net sales and $1.2 million in income from operations before interest and income taxes. Based on such information, and subject to future events and circumstances, the Company believes that it is reasonable to expect that the annual return on investment with respect to the Company’s investment in CG Visions will exceed its cost of capital within 4 to 5 years.

Gbo Fastening Systems AB ("Gbo Fastening Systems") was acquired for approximately $10.2 million in January 2017. Gbo Fastening Systems is headquartered in Gunnebo, Sweden, with fastener production and surface treatment capabilities in Sweden and Poland. Gbo Fastening Systems has over 200 employees located in Sweden, Poland, Norway and Romania. The Company expects that the acquisition will (1) give the Company a complete line of CE-marked structural fasteners, unique fastener dimensioning software for wood applications, and access to Gbo Fastening Systems' expertise in product development and testing, and proficiency in fastener manufacturing, surface treatment and painting, (2) enable the Company to develop and expand distribution in other countries, and (3) allow the Company to strengthen Gbo Fastening Systems' global presence and contribute engineering expertise in automatic fastening systems and fastener collation to help Gbo Fastening Systems to broaden both its fastener and structural connectors lines.

Based on preliminary unaudited information received from Gbo Fastening Systems’ management, the Company currently believes that for the fiscal year ended December 31, 2016, Gbo Fastening Systems had approximately $42.6 million in net sales and $0.8 million in income from operations before interest, non-reoccurring expenses and income taxes. Based on such information, and subject to future events and circumstances, the Company believes it is reasonable to expect that the annual return on investment with respect Gbo Fastening Systems will exceed its cost of capital within 4 to 5 years, although the Company will incur integration expenses that are expected to result in operating losses during the next 2 years.

While we believe that the unaudited third-party information in connection with our recent acquisitions provide investors with useful information about the financial performance of our acquisition targets and allow for greater transparency with respect to information relied on by our management in evaluating and executing such acquisitions, investors are cautioned that there are material limitations associated with the use of such unaudited information as an analytical tool. For example, these measures may be different from financial measures used by the Company and/or other companies, limiting their usefulness for comparison purposes.

Additional information

At its meeting on January 30, 2017, the Company’s Board of Directors declared a cash dividend of $0.18 per share. The record date for the dividend will be April 6, 2017, and it will be paid on April 27, 2017.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, February 3, 2017, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements above relating to events or results that may occur in the future are forward-looking statements, including but not limited to, statements regarding anticipated or estimated steel prices, gross profit margin, and effective tax rate. Forward-looking statements are necessarily speculative in nature, are based on numerous assumptions, and involve known and unknown risks, uncertainties and other factors (some of which are beyond the Company’s control) that could significantly affect the Company's operations and may cause the Company's actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to: (i) general economic cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) financial conditions of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in regulations or industry practices; (x) litigation risks, (xi) changes in market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) effects of merger or acquisition activities; (xv) actual or potential takeover or other change-of-control threats; (xvi) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xvii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Each forward-looking statement contained in this document is specifically qualified in its entirety by the aforementioned factors. In light of the foregoing, investors are advised to carefully read this document in connection with the important disclaimers set forth above and are urged not to rely on any forward-looking statements in reaching any conclusions or making any investment decisions about the Company or its securities. Except as required by law, the Company does not intend and undertakes no obligation to update, revise or publicly release any updates or revisions to any forward-looking statements hereunder, whether as a result of the receipt of new information, the occurrence of future events, a change in circumstances or otherwise. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unaudited basis; audited financial statements will be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, when filed.

The Company's results of operations (unaudited) for the three and twelve months ended December 31, 2016 and 2015, were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
Net sales	$200,192	$184,764	$860,661	$794,059
Cost of sales	105,226	102,002	448,211	435,140
Gross profit	94,966	82,762	412,450	358,919
Research and development and engineering expense	12,441	11,548	46,248	46,196
Selling expense	24,030	22,508	98,343	90,663
General and administrative expense	32,376	26,553	129,162	113,428
Gain on disposal of assets	(17)	(332)	(780)	(389)
Income from operations	26,136	22,485	139,477	109,021
Interest expense, net	(177)	(77)	(577)	(342)
Income before taxes	25,959	22,408	138,900	108,679
Provision for income taxes	8,565	7,675	49,166	40,791
Net income	$17,394	$14,733	$89,734	$67,888
Earnings per common share:
Basic	$0.37	$0.30	$1.87	$1.39
Diluted	$0.36	$0.30	$1.86	$1.38
Weighted average shares outstanding:
Basic	47,505	48,337	48,084	48,952
Diluted	47,754	48,594	48,295	49,181
Other data:
Depreciation and amortization	$6,442	$5,157	$27,927	$26,821
Pre-tax equity-based compensation expense	4,239	2,430	13,946	11,958

Cash dividend declared per common share	$0.18	$0.16	$0.70	$0.62

The Company's financial position (unaudited) as of December 31, 2016 and 2015, were as follows:

	December 31,
(Amounts in thousands)	2016	2015
Cash and short-term investments	$226,537	$258,825
Trade accounts receivable, net	112,423	106,011
Inventories	232,274	195,757
Other current assets	14,013	28,679
Total current assets	585,247	589,272
Property, plant and equipment, net	232,810	213,716
Goodwill	124,479	123,950
Other noncurrent assets	37,438	34,371
Total assets	$979,974	$961,309
Trade accounts payable	$27,674	$21,309
Other current liabilities	81,122	73,655
Total current liabilities	108,796	94,964
Other long-term liabilities	5,336	16,521
Stockholders' equity	865,842	849,824
Total liabilities and stockholders' equity	$979,974	$961,309

Additional financial data of the Company (unaudited) for the three and twelve months ended December 31, 2016 and 2015, were as follows:

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(Amounts in thousands)	2016	2015	change	2016	2015	change
Net Sales by Reporting Segment
North America	$172,824	$158,397	9%	$742,021	$676,618	10%
Europe	25,271	24,925	1%	111,274	108,068	3%
Asia/Pacific	2,097	1,442	45%	7,366	9,373	(21)%
Total	$200,192	$184,764	8%	$860,661	$794,059	8%
Net Sales by Product Group*
Wood Construction	$170,389	$155,894	9%	$732,414	$674,274	9%
Concrete Construction	29,803	28,866	3%	128,247	119,481	7%
Other	—	4	N/M	—	304	N/M
Total	$200,192	$184,764	8%	$860,661	$794,059	8%
Gross Profit by Reporting Segment
North America	$84,818	$74,303	14%	$365,758	$317,628	15%
Europe	9,293	8,485	10%	44,038	41,512	6%
Asia/Pacific	552	(131)	N/M	2,419	251	864%
Administrative and all other	303	105	N/M	235	(472)	N/M
Total	$94,966	$82,762	15%	$412,450	$358,919	15%
Income (Loss) from Operations
North America	$24,387	$20,298	20%	$137,311	$109,446	25%
Europe	(3,284)	(1,464)	(124)%	895	3,795	(76)%
Asia/Pacific	883	(326)	N/M	2,140	(3,445)	162%
Administrative and all other	4,150	3,977	N/M	(869)	(775)	N/M
Total	$26,136	$22,485	16%	$139,477	$109,021	28%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.